Exhibit 5.1

DLA Piper LLP (US) 401 Congress Avenue, Suite 2500 Austin, Texas 78701-3799 www.dlapiper.com T 512.457.7000 F 512.457.7001
April 30, 2024
Silvaco Group, Inc.
4701 Patrick Henry Dr., Building #23
Santa Clara, CA 95054
Re: Registration Statement on Form S-1
Ladies and Gentlemen:
We have acted as counsel to Silvaco Group, Inc., a Delaware corporation (the “Company”) in connection with the proposed issuance and sale of up to 7,210,562 newly issued shares of the Company’s common stock, par value $0.0001 per share (including up to 900,000 shares issuable upon exercise of an option granted to the underwriters) (the “Shares”), as set forth in the registration statement on Form S-1 (as amended and supplemented from time to time, the “Registration Statement”) initially filed with the Securities and Exchange Commission on April 12, 2024 under the Securities Act of 1933, as amended (the “Act”). We understand that 6,900,000 of the Shares are to be sold to the underwriters for resale to the public as described in the Registration Statement and pursuant to an underwriting agreement, substantially in the form filed as Exhibit 1.1 to the Registration Statement (the “Underwriting Agreement”), to be entered into by and among the Company and the underwriters. In addition, 310,562 of the Shares will result from the conversion of the Company’s Senior Subordinated Convertible Note, dated as of April 16, 2024 (the “Note”), on the closing date of the initial issuance and sale of the shares contemplated by the Underwriting Agreement.
This opinion is being furnished in accordance with the registration requirements of Item 16(a) of Form S-1 and Item 601(b)(5)(i) of Regulation S-K.
As the basis for the opinions hereinafter expressed, we have examined: (i) originals, or copies certified or otherwise identified, of (a) the Registration Statement; (b) the Amended and Restated Certificate of Incorporation of the Company, as amended, as currently in effect; (c) the Amended and Restated Bylaws of the Company, as currently in effect; (d) the forms of the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, filed as Exhibits 3.2 and 3.4 to the Registration Statement, respectively, each of which is to be in effect prior to the closing of the offering contemplated by the Registration Statement, (e) certain resolutions of the Board of Directors of the Company; (f) the form of Underwriting Agreement; (g) the Note and (h) such other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion; and (ii) such statutes, including the Delaware General Corporation Law, and regulations as we have deemed necessary or advisable for the purposes of this opinion. We have not independently verified any factual matter relating to this opinion.
We express no opinion other than as to the federal laws of the United States of America and the Delaware General Corporation Law (including the statutory provisions, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).
On the basis of the foregoing, we are of the opinion that the Shares, when such Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers or the converting holders, and are issued, sold and delivered in accordance with the terms of the Underwriting Agreement, or issued and delivered in connection with the conversion of the Note, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the prospectus forming part of the Registration Statement. In giving our consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ DLA Piper LLP (US)